Exhibit 10.5

Name:
Number of Shares of Stock subject to the Stock Option:
Exercise Price Per Share:	$
Date of Grant:

VERTEX PHARMACEUTICALS INCORPORATED
2026 STOCK AND OPTION PLAN

NON-STATUTORY STOCK OPTION AGREEMENT
(NON-EMPLOYEE DIRECTORS)

This agreement (this “Agreement”) evidences a stock option granted by Vertex Pharmaceuticals Incorporated (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Vertex Pharmaceuticals Incorporated 2026 Stock and Option Plan (as from time to time amended and in effect, the “Plan”). Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan, and the Stock Option evidenced hereby is granted subject to the terms of the Plan.
1.    Grant of Stock Option. The Company grants to the Participant on the date set forth above (the “Date of Grant”) an option (the “Stock Option”) to purchase, pursuant to and subject to the terms set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not intended to qualify as an ISO) and is granted to the Participant in connection with the Participant’s Employment.
2.    Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. The Stock Option shall be immediately vested in full on the Date of Grant.
3.    Exercise of the Stock Option. Notwithstanding Sections 6(a)(4)(B) and 6(a)(4)(C) of the Plan, the Stock Option, or any portion thereof, may be exercised until the tenth (10th) anniversary of the Date of Grant and, if not exercised by such date and subject to Section 6(b)(1) of the Plan, the Stock Option or any remaining portion thereof will thereupon immediately terminate. Each election to exercise a vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to the estate or beneficiary of the Participant or a permitted transferee, such estate or beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full of the exercise price by cash or check, through a broker-assisted exercise program acceptable to the Administrator, or as otherwise provided in the Plan.
4.    Restrictions on Transfer. Except as provided in Section 6(a)(3) of the Plan, this Stock Option may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, at any time before the Participant exercises the Shares. Any such purported transfer shall be null and void, and shall not be recognized by the Company or recorded on its books.
5.    Taxes. The Participant is responsible for satisfying and paying all taxes arising from or due in connection with the Stock Option, its exercise or a disposition of any Shares acquired upon exercise of the Stock Option. The Company will have no liability or obligation related to the foregoing.
6.    Forfeiture; Recovery of Compensation; Termination for Cause. By accepting, or being deemed to have accepted, the Stock Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option or proceeds from the disposition thereof, are subject to Sections 6(a)(4)(D) and 6(a)(5) of the Plan (including any successor provisions). The Participant further acknowledges and agrees that if the Participant’s Employment is terminated for Cause, any portion of the Stock Option that is unexercised prior to the date written notice of such termination is provided to the Participant shall be immediately forfeited. If the Participant is notified that the Company is investigating or evaluating whether the Company will terminate the Participant’s Employment for Cause, the Company may, at its election, suspend the exercisability of the Stock Option by giving written notice to the Participant. If after such notification it is determined or otherwise agreed that the Participant’s Employment will not be terminated for Cause, exercisability of the Shares shall be restored. The Participant further acknowledges and agrees that the Stock Option, and any proceeds received therefrom, shall be subject to recoupment to the extent the Participant is or becomes subject to (i) the Company’s Policy for Recoupment of Incentive Compensation, as the same may be amended and in effect from time to time, or (ii) the terms of any other clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the Stock Option. Nothing in the preceding sentence will be construed as limiting the general application of Section 7 of this Agreement.
7.    Provisions of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect and the Prospectus with respect thereto. All of the terms and provisions of the Plan, and any additional terms and conditions provided to Participants located outside of the United States, are incorporated herein by reference, and the Stock Option is subject to those terms and provisions in all respects. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control. By accepting, or being deemed to have accepted, the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement.
8.    No Obligation to Maintain Relationship. The Participant acknowledges that: (i) the Company is not obligated by the Plan or the Stock Option to continue the Participant as an Employee, Director, consultant or advisor of the Company or an affiliate; (ii) the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time; (iii) the grant of the Stock Option is a one-time benefit that does not create any contractual or other right to receive future grants of equity, or benefits in lieu thereof; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when stock options shall be granted, the number of shares subject to each stock option, and the time or times when each stock option shall vest, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of the Stock Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) the Stock Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

VERTEX PHARMACEUTICALS INCORPORATED

By: __________________________________________